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| FORM 3 |      UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                  Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

         CRAFT                       JERRY                            D
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)
    ----------------------------------------------------------------------------

                         3490 Piedmont Road, Suite 910
    ----------------------------------------------------------------------------
                                   (Street)

        Atlanta                       GA                             30305
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Date of Event Requiring Statement (Month/Day/Year)           8/6/01
                                                        ------------------------

3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)   251/80/3390
                ---------------

4.  Issuer Name and Ticker or Trading Symbol   HLM Design, Inc.  (HMD)
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    X Director    ___ Officer             ___ 10% Owner    ___ Other
   ---                (give title below)                       (specify below)


    ----------------------------------------------------------------------------
6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------

7.  Individual or Joint Group Filing (Check Applicable Line)

  X  Form Filed by One Reporting Person
 ---
 ____ Form filed by More than One Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

--------------------------------------------------------------------------------
1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  Common Stock           10,700                 D
--------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reported person, see Instruction
  5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


              Table II--Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------
 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities
    Security (Instr. 4)           cisable and      Underlying Derivative Security
                                  Expiration       (Instr. 4)
                                  Date
                                  (Month/Day/
                                  Year)
----------------------------------------------------------------------------------
                               Date      Expira-                        Amount or
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

Explanation of Responses:

                                  /s/ Jerry D, Craft                8/15/02
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.